Exhibit 12.1

                               HERMAN MILLER, INC.

      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                Nine Months Ended                                Year Ended
                                            ---------------------------     -------------------------------------------------------
($ Thousands)                                March 4,      February 27,     May 29,     May 30,     May 31,     June 1,    June 3,
                                               2000            1999          1999        1998         1997       1996       1995
                                               ----            ----          ----        ----         ----       ----       ----
Earnings:
  Income before taxes                           $158,803       $168,145     $229,912     $209,531    $125,883    $70,096     $4,039
  Fixed charges                                   11,214          6,260        9,352        9,840      10,419      9,647      7,586
  Amortization of capitalized interest               108             54           72            -           -          -          -
  Capitalized interest                                 -              -        (717)            -           -          -          -
                                                --------       --------     --------     --------    --------    -------    -------
Total earnings:                                 $170,125       $174,459     $238,619     $219,371    $136,302    $79,743    $11,625
                                                ========       ========     ========     ========    ========    =======    =======

Fixed charges:
  Interest expense                              $  9,499       $  5,254     $  7,295     $  8,300    $  8,843    $ 7,910    $ 6,299
  Capitalized interest                                 -              -          717            -           -          -          -
  Interest factor of rental expense(1)             1,448            944        1,258        1,458       1,494      1,709      1,287
  Amortization of debt expense                       267             62           82           82          82         28          -
                                                --------       --------     --------     --------    --------    -------    -------
Total fixed charges                             $ 11,214       $  6,260     $  9,352     $  9,840    $ 10,419    $ 9,647    $ 7,586
                                                ========       ========     ========     ========    ========    =======    =======

Earnings to fixed charges                          15.17          27.87        25.51        22.29       13.08       8.27       1.53
                                                ========       ========     ========     ========    ========    =======    =======


(1) The interest factor of rental expense has been calculated using the implied rate of 7.7%.